Exhibit 1

ASX	Level 18, 275 Kent Street Sydney, NSW, 2000

Release

27 JULY 2022

WESTPAC MARKET UPDATE

Westpac is today conducting a market update on progress of important business priorities that include:

•	the status of the Group’s Customer Outcomes & Risk Excellence (CORE) program;

•	New climate commitments and detail on key sector financed emissions targets; and

•	our digital capabilities and plans, including a new fully digital mortgage.

Detail is in the attached presentation and on our website at westpac.com.au/investorcentre. A webcast of the presentation will be live from 10am and also available from this link with a replay of the event expected to be available later in the afternoon. Other information on the website includes a methodology document on how we set our new financed emissions targets, and a link to online demonstrations of some of our new technologies.

Ends.

For further information:

Hayden Cooper	Andrew Bowden
Group Head of Media Relations	General Manager Investor Relations
0402 393 619	0438 284 863

This document has been authorised for release by Tim Hartin, Company Secretary.

27 JULY 2022 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Market update

Session overview. 2 Westpac Market Update - July 2022 Digital first banking Strategic priorities, CORE progress Becoming a net-zero bank Peter King Chief Executive Officer Chris de Bruin Chief Executive, Consumer & Business Bank Anthony Miller Chief Executive, Westpac Institutional Bank Peter King Chief Executive Officer

Momentum on our strategic priorities – two years on. 3 Westpac Market Update - July 2022 Perform Fix Simplify Address outstanding issues • CORE program on track and delivering change • Major remediation programs in final stages • Largely addressed financial crime issues – next phase to lift capability Streamline and focus the business • Announced sales of 9 businesses (of 11) • New operating model working well • Significant progress on digital Sustainable long-term returns • Reorientating to growth • Lifting return focus – New 2023 capital range – Cost reset underway • Climate change – net zero commitment

# Customer Outcomes and Risk Excellence (CORE) program.

- CORE program in place to address enforceable undertaking signed December 2020
- Aims to strengthen risk governance, accountability and risk culture
- CEO and Group Executive accountability
- Quarterly external assurance
- Three-year program, 19 workstreams



CORE activities progress1
Design
100%
Implement
77%
Embed
20%
~95% of Implement activities targeted to be complete
100% of Embed activities targeted to be complete
Mar
Jun
Sep
Dec
2021
Mar
Jun
Sep
Dec
2022
Mar
Jun
Sep
Dec
2023

1 At 30 June 2022. Completed activities have been finalised by Westpac. Activities still may be subject to Promontory Australia review.

4 Westpac Market Update - July 2022

Westpac GROUP

89% 93% Sep-20 Jun-22 Key employee survey results (% score out of 100) CORE program – measuring progress towards five target states. 5 Westpac Market Update - July 2022 High-rated issues (No. of open issues) Improved data quality management (Rating out of 5) We are a well-run business where risk is actively managed A simplified organisational construct with clear accountabilities Three lines of defence is understood and embedded Our people understand risks and proactively manage them We’re known for execution excellence and getting it done 1 2 3 4 5 “Clear in how expected to manage risks” 69% 75% 50% 55% 60% 65% 70% 75% 80% 85% 90% Sep-20 Jun-22 233 118 Sep-20 Jun-22 2.64 4.22 Sep-20 Jun-22 “People constructively challenge..” Key controls requiring improvement (%) 10.8% 9.9% Sep-20 Jun-22 67% 76% 50% 55% 60% 65% 70% 75% 80% 85% 90% Sep-20 Jun-22 Issues raised by first line risk management (Not 2nd or 3rd lines) (%)

# A long history of action on climate change.

**1991**
Founding member of the United Nations Environment Program Finance Initiative (UNEP)

**1996**
First bank to join Australian Greenhouse Challenge

**2002**
First Australian Bank to publish a sustainability report

First Australian bank to trade renewable energy certificates

**2003**
One of ten founding signatories to Equator Principles

**2006**
Part of the Australian Business Roundtable on Climate Change that released the 'The Business Case for Early Action' report

**2008**
First Climate Change Position Statement

**2010**
First bank to trade in the New Zealand Emissions Trading Scheme

**2012**
Commitment to carbon neutrality for Australia, extended to New Zealand in 2019

**2013**
Second Climate Change Position Statement

**2014**
One of two joint-lead arrangers to bring the first green bond to Australia – for the World Bank

**2015**
Commitment to UN Sustainable Development Goals and Paris Climate Agreement

**2016**
2-degrees Climate Scenario Analysis

**2017**
Third Climate Change Position Statement & Action Plan

Commenced reporting in line with TCFD recommendations

**2018**
4-degrees Climate Scenario Analysis

World's first Green Tailored Deposit to be certified by internationally recognised Climate Bonds Initiative

**2019**
One of the founding banks to launch UNEP Finance Initiative's Principles for Responsible Banking

1.5-degrees Climate Scenario Analysis

Commitment to source the equivalent of 100% of global electricity consumption through renewables by 2025

**2020**
Fourth Climate Change Position Statement & Action Plan

**2021**
Climate change elevated to a Group wide strategic priority

45% of global electricity consumption from renewable sources

Joint leader manager for first sustainability -linked bond in Australia

**2022**
**Joined Net-Zero Banking Alliance and set first sector targets**

6 Westpac Market Update - July 2022

Westpac GROUP

2 Our plans for becoming a net-zero bank. 7 Westpac Market Update - July 2022 1 Collaborate for impact Net-zero in our operations Supporting customers’ transition to net-zero • Transition electricity to 100% renewables by 2025 • Support employee emission reductions • Reduce supply chain emissions • Signed Net-Zero Banking Alliance (NZBA) commitment • 2030 targets to reduce our financed emissions • Become the transition partner of choice • Work with industry, NGOs and governments on initiatives towards net-zero 3 The information on this page contains ‘forward-looking statements’ and statements of expectation reflecting Westpac’s current views on future events. They are subject to change without notice and certain risks, uncertainties and assumptions which are, in many instances, beyond its control. Please refer to the disclaimer at the back of this presentation. Actions underpinning our approach to climate change.

1 Net-zero in our operations. 8 Westpac Market Update - July 2022 Reduce Scope 1 & 2 emissions by 85% by 2025 and 90% by 2030 Reduce Scope 3 supply chain emissions by 35% by 20301 Maintain carbon neutrality 58% reduction since 2016 20% reduction since 2016 Carbon neutral2 Continue to source carbon credits to neutralise residual emissions 1 Scope 3 supply chain emissions target to be updated in FY23 from a ‘well-below 2 degree’ trajectory to a 1.5-degree trajectory. 2 Westpac Group’s Australia and New Zealand operations are certified carbon neutral under the Australian Government’s Climate Active Standard for Organisations and the New Zealand Toitū carbonzero programme respectively. 3 GHG is greenhouse gas emissions. Targets Progress 0 50,000 100,000 150,000 200,000 250,000 2016 Baseline 2017 2018 2019 2020 2021 2030 Target Scope 3 supply chain GHG emissions Scope 1 & 2 GHG emissions Westpac Group Total GHG3 Emissions (tCO2-e) Before carbon offsets

Source equivalent of 100% of electricity from renewables by 2025. 9 Westpac Market Update - July 2022 17 38 45 100% Signed agreement to source equivalent of an additional 38% from Flow Power from Ararat Wind Farm in Victoria by 2023 and Berri Solar Farm + Battery in South Australia by 2024 New agreement Source equivalent of 45% of our global electricity consumption from renewable sources through virtual power purchase agreement with the Bomen Solar Farm in NSW and from onsite solar Current Plans underway To source equivalent of remaining 17% of electricity from renewable sources by 2025 Ararat Wind Farm, Victoria Berri Solar Farm + Battery, South Australia

21.2 13.1 7.9 9.8 10.9 6.4 5.1 1.1 1 3.2 18.2 2.1 Net-zero targets based on our most emissions intensive sectors. 10 Westpac Market Update - July 2022 0.257 0.248 0.227 0.151 0.094 0.079 0.075 0.029 0.023 0.011 0.008 0.008 0.029 Manufacturing Utilities Mining Agriculture Trade Services Transport &… Construction Accomodation,… Property Residential Mortgages Other Total Portfolio Westpac’s estimated Australian financed emissions intensity (kgCO2-e per $ lent1) Westpac Australian financed emissions (% of total) 100% Includes cement production Includes power generation Includes upstream oil and gas and thermal coal mining 1 This analysis was part of our FY21 financed emissions estimate reporting process. This analysis focused on scope 1 and 2 emissions of our Australian business, institutional and residential mortgage portfolio only. Accommodation, Cafes & Restaurants Transport & Storage 2

Climate change Anthony Miller Chief Executive, Westpac Institutional Bank

# Principles underpinning our four new targets.

- Set 1.5°C aligned targets where underpinning data and methodologies was sufficient
- Referenced **science based scenarios** from credible sources such as the International Energy Agency (IEA) and CSIRO/ClimateWorks
- Referenced **industry guidelines** and sector approaches
- Recognise that targets are based on our best estimates using available data and methodologies. **Targets will continue to evolve** with new/changing science, methodologies and technology
- **Published a methodology document**[1] to detail how targets were established, and scenarios selected. This document includes the full definitions and scope of the targets

1 Methodology document published on our website Westpac.com.au/investorcentre.

12 Westpac Market Update - July 2022

Westpac GROUP

Thermal coal mining. 13 Westpac Market Update - July 2022 Sector definition Target Current status Our plans Updated Westpac’s 2020 thermal coal mining definition1 to align with the NZBA guidelines for thermal coal. New definition applies to companies where >5% of their revenue is coming directly from thermal coal mining2. We will assess company revenues on a three- year rolling average Annual reporting Zero lending to companies with >5% of their revenue coming directly from thermal coal mining by 2030 At March 2022 our total committed exposure was $0.22bn Manage our portfolio to reduce our lending exposure to zero by 2030 Total committed exposure ($) 1 2020 definition of thermal coal mining was that customers generating >25% revenues from thermal coal, or in a case of a stand-alone mine, more than >35% volumes from thermal coal mining. All other coal customers or mines were deemed as metallurgical. 2 Consistent with the NZBA guidelines, our definition of thermal coal mining includes companies where more than 5% of their revenue is coming directly from their production and sale of thermal coal. Adjacent sectors, including mining service providers, will be covered in other targets as appropriate. Transactional banking and rehabilitation bonds are excluded from our target. 3 NZBA guidelines refers to UNEP FI Guidelines for Climate Target Setting for Banks 2021. Reference scenario Commitment has been informed by the NZBA guidelines3

# Upstream oil and gas.

**Sector definition**

**Companies involved in oil and gas exploration, extraction and drilling, including integrated oil and gas companies that have upstream activities, and LNG producers**

**Target**

**23% reduction in scope 1, 2 and 3 absolute financed emissions by 2030** (relative to 2021 baseline)
Only consider directly financing greenfield oil and gas projects that are in accordance with the IEA NZE Scenario[1], or where necessary for national energy security[2]
Will continue to provide corporate lending where the customer has a credible transition plan in place by 2025[3]

**Reference scenario**

IEA NZE[4], complemented with CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario[5]

**Current status**

At March 2022, our total committed exposure to oil and gas extraction was $2.4bn. Our exposure has trended down over the past five years. Will update our Group 2021 financed emissions baseline in November 2022

**Our plans**

Expect customers to have credible transition plans in place by 2025
Work with customers to support their development of credible transition plans

**Annual reporting**

Absolute financed emissions reduction (%)

1 The International Energy Agency's Net-Zero by 2050: A Roadmap for the Global Energy Sector report, 2021 (IEA NZE) scenario specifies that no new (greenfield) oil and gas fields are needed beyond those projects that have already been committed as of 18 May 2021. 2 National energy security refers to circumstances where the Australian or New Zealand Government or regulators determine (or takes a formal public position) that supply from the asset being financed is necessary for national energy security. 3 A credible transition plan should be developed by reference to the best available data and should include Scope 1, 2 and 3 emissions and actions the company will take to achieve greenhouse gas reductions aligned with pathways to net-zero by 2050, or sooner, consistent with a maximum temperature rise of 1.5°C above pre-industrial levels by 2100. 4 IEA NZE refers to the International Energy Agency's Net Zero by 2050: A Roadmap for the Global Energy Sector report 2021. 5 CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario refers to one of four multi-sectoral scenarios included in CSIRO/ClimateWorks' Multi-sector energy modelling, Australia 2021 report.

14 Westpac Market Update - July 2022

Westpac GROUP

# Power generation.

| | |
|---|---|
| **Sector definition** | **Scope 1 and 2 emissions of electricity generators[1]** |
| **Target** | **Emissions intensity target of 0.10 $tCO_2e$/MWh by 2030**<br>(44% lower than prior target set in Nov 2020 of 0.18 $tCO_2e$/MWh by 2030) |
| **Reference scenario** | CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario |
| **Current status** | Australian electricity portfolio emissions intensity 0.26 $tCO_2e$/MWh for FY21[2]<br>Will update our Group 2021 emissions intensity baseline in November 2022<br>Currently 79% of our power generation portfolio is renewables (compares to approximately 32.5% of Australia's total electricity generation in 2021[3]) |
| **Our plans** | Continue to grow our direct renewable financing<br>Work with customers to support their development of credible transition plans |
| **Annual reporting** | Power generation sector emissions intensity ($tCO_2e$/MWh)<br>Percent of total committed exposure to renewables |

1 Includes customers with material revenue coming from power generation or >5% revenues from thermal coal electricity generation. In Australia, this applies to customers with National Greenhouse and Energy Reporting Scheme designated generation facilities and have material revenue coming from power generation. The target excludes electricity transmission/distribution companies and Scope 3 emissions of electricity generators. 2 Australia accounts for the majority of Group electricity emissions. 3 Clean Energy Australia Report 2022 by Clean Energy Council.

15 Westpac Market Update - July 2022

Westpac GROUP

Cement production. 16 Westpac Market Update - July 2022 Companies that produce clinker in-house. The target has been set for customers’ Scope 1 and 2 emissions in relation to the production of cement Emissions intensity target of 0.57 tCO2e/tonne of cement by 2030 Australian cement industry emissions intensity2 is 0.77 tCO2e/tonne cement Will update our Group 2021 emissions intensity baseline in November 2022 Work with customers to support their development of credible transition plans Cement production portfolio emissions intensity (tCO2e/tonne of cement) SBTi Cement Target Setting Guidance – Sectoral Decarbonisation Approach (SDA)1 Sector definition Target Current status Our plans Annual reporting Reference scenario 1 Science Based Targets Initiative (SBTi) Cement Target Setting Guidance refers to the Cement Science Based Target Setting Guidance, Draft for public consultation, SBTi 2022. 2 This is based on the latest available information from the Australian Cement Industry Federation's Australian Cement Report 2020.

# Becoming the transition partner of choice.

## Strong starting point

- Largest bank lender to greenfield renewable energy projects in Australia for the past five years
- 39 new sustainable finance transactions[1] in 1H22
- First tailored green deposit. >$2bn in funds
- Expanding carbon desk – already a leader in New Zealand
- 79% of lending to electricity generation is to renewables
- Engaged customers on their transition plans
- Launched electric and hybrid vehicle loan

## Investing in the opportunity

**Building banker capability**

- ~3,000 employees completed ESG fundamentals training
- 800+ employees completed half day training in partnership with Monash University/ClimateWorks

**Mobilising the transition finance**

- Finance for low carbon transition and new scalable technologies

**Extending our product suite**

- Tailored sustainability linked loans
- Carbon trading for institutional customers

**Lifting ESG risk management, data and systems**

1 Sustainable finance transactions refers to green, social, sustainability, sustainability-linked and re-linked loans and bonds.

17 Westpac Market Update - July 2022

Westpac GROUP

Supporting customers’ transition to net-zero. 18 Westpac Market Update - July 2022 Continue to engage with customers so they understand our NZBA commitments Facilitate the development and purchase of quality, accredited offsets after feasible reduction activities are exhausted Support customers as they develop/ evolve their climate strategy and credible transition plans Mobilise finance for customers’ emissions reduction activities and technologies Help drive Scope 3 emissions reductions by • Supporting the necessary infrastructure for a low carbon future • Financing low carbon technologies

Currently working with Collaborate for climate and nature-related impact. 19 Westpac Market Update - July 2022 Addressing climate change requires collective action. We support and participate in international, national and industry-based initiatives. 3 Australian Industry Energy Transitions Initiative Coordinating learning and action on net-zero emissions supply chains Development of a nature-related financial risk management and disclosure framework Principles for Responsible Banking Clean Energy Regulator United Nations Environment Programme – Finance Initiative Task Force on Nature-related Financial Disclosure Forum Corporate emissions reduction transparency report. Participation in first pilot report

Digital Chris de Bruin Chief Executive, Consumer & Business Banking

Our plans for transforming our business. 21 Westpac Market Update - July 2022 Anchored to safety Digital first Expanding access • One way to do business – across channels and between customers/bankers • Convenient, easy, accessible experience • Straight-through processes for sales and service across all products • New multi-brand infrastructure – any customer served in any branch • Co-locations improving access • Bank@Post –3,500 outlets • ‘Anywhere to anywhere’ banking with voice, video and mobile banker options • Safe and secure access 24/7 • Dynamic CVC for cards • Biometrics & AI to identify fraud • Scam Block – real-time blocking of potentially questionable online merchants • Lower fraud losses 1 2 3

# 1 Digital first.

Initiatives



## Digital tools in your pocket

- Westpac app for Consumers/Businesses
- Enhanced ID and security
- 200+ features in app, including;
  - Smart Search
  - Instant digital card
  - Real-time gambling block
  - Abusive language reporting/blocking
- Carbon tracker partnership with Cogo



## One way to do business

- Digital banker, same tools/processes for customers and bankers – across all brands and 40+ systems
- Support via AI chat, app messaging, video and live chat
- Straight through fully digital processes, ease of access and compliant by design



## Digital products/services

Consumers

- Digital mortgage – unconditional approval starting from 10 minutes
- Personal Finance Management (PFM)
- Digital card onboarding/replacement/service

Businesses

- Tap on phone merchant capability for android
- Upgrading 100,000 merchant terminals
- Digital applications and credit assessment

Progress

**Digital tools in your pocket**

- 5m digitally active customers at Jun-22[1]
- 6.7m daily online sessions[2]
- 2.2m daily payments[2]

**One way to do business**

- 17,200 bankers using new platform
- 89% of new-to-bank Westpac transaction accounts are straight through processed
- Video and chatbot launched for bankers
- 10% YoY increase in Westpac self serve events

**Digital products/services**

- Digital mortgage, roll-out starts by end-2022
- PFM tools available from Dec-2022
- Digital finance application saving ~3 hours per interaction

1 Based on customer being digitally active at least once within 30 days. 2 Week-day average for June 2022.

22 Westpac Market Update - July 2022

Westpac GROUP

Westpac’s digital mortgage. Fast and simple customer experience. 23 Westpac Market Update - July 2022 Data led financial verification Customer biometrics Automated full approval decision Key property insights data Digital consent/ no paper On Westpac's One Bank Platform

# Personal Financial Management.

## Embedding personal financial management in Westpac app following the purchase of MoneyBrilliant.

**View accounts from all financial institutions**[1]



9:41
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9:41
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9:41
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**Customised transaction tagging**



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1 Australian-based financial institutions using open banking.

24 Westpac Market Update - July 2022

Westpac GROUP

Expanding access in Australia. 25 Westpac Market Update - July 2022 • Physical branches being reconfigured • Smaller footprint, modular fit-out, run using mobile technology • Capability to allow any Group customer to use any branch1 • New co-located branches: reducing duplication while maintaining coverage • Backed by ‘anywhere to anywhere’ banking with voice, video and mobile banker options • Reconfiguration of branch systems underway, expected to complete by Mar-23 • 21 co-located branches operating, reviewing opportunities for around 100 more over the next 18 months • Prototype designed • Technology improvements to better connect customers from early 2023 2 Initiatives Progress 1 Covers Westpac and regional brands in Australia. Digitise branches Multi-brand

Anchored to safety. 26 Westpac Market Update - July 2022 Initiatives Progress Dynamic CVC ~10,000 customers using daily Fraud ~80% lower vs cards with static CVC Real-time blocking of potentially questionable online merchants Biometric fraud detection Push notifications on account activity Better customer experience, less identity theft Faster alerts have reduced losses Saved ~$20m for 114,000 customers since January 2022 Launch of advanced customer behavioural tool to combat remote access scams Progressive roll-out with all key platforms monitored by end-FY22 20 40 60 80 100 Sep-15 Sep-17 Sep-19 Sep-21 Source: Westpac Credit and debit card fraud losses (indexed Sep 15 =100) 3 Advanced real-time card fraud detection rolled-out Introduced dynamic CVC

# Less physical, more digital, improved NPS.

## Less physical

**Branch over the counter transactions (#m)**


16.5
12.9
11.1
1H20
1H21
1H22

## More digital

**Digital transactions[1] (#m)**


267
298
334
1H20
1H21
1H22

## Improved NPS[2]

**Digital NPS[2] (mobile and online experience)**


69
77
Jan-21
Jun-22

1 Digital transactions include all payment transactions (Transfer Funds, Pay Anyone and BPAY) within Westpac Live and Compass, excl. Corporate Online and Business Banking online. 2 Digital consumer NPS is a Net Promoter Score measuring the net likelihood of recommendation to others of the customer's main financial institution for retail or business banking. Using a 11-point numerical scale where 10 is 'Extremely likely' and 0 is 'Extremely unlikely', Net Promoter Score is calculated by subtracting the percentage of Detractors (0-6) from the percentage of Promoters (9-10). The digital Net Promotor Score is calculated from responses that are internally sourced from digital active customers after a banking session. Net Promoter ScoreSM is a trademark of Bain & Co Inc., Satmetrix Systems, Inc., and Mr Frederick Reichheld.

27 Westpac Market Update - July 2022

Westpac GROUP

Making progress on our plans. 28 Westpac Market Update - July 2022 Creating a Digital first bank Good strategic momentum. CORE program on track Becoming a net-zero bank

Appendix

30 Westpac Market Update - July 2022 Further information… For additional information, including links to videos of our new digital features westpac.com.au/investorcentre and follow the links or scan QR code for a link to the videos on our digital features

# Committing to the NZBA[1].

| Summary of NZBA commitments | What that means for us |
|---|---|
| **Transition** operational and attributable GHG emissions from lending and investment portfolios to align with 1.5°C pathways to net-zero by 2050 or sooner | • Climate neutral operations and net-zero lending portfolio<br>• Set net-zero lending targets using our total committed exposure[2] |
| Set scenario-based intermediate targets for 2030, or sooner, for priority GHG-intensive and GHG-emitting sectors | • 2030 targets for first four sectors announced today<br>• Baseline for first four sectors to be released November 2022<br>• Develop targets for other sectors to expand the coverage of our targets |
| **Prioritise** efforts where banks have, or can have, the most significant impact | • Determined most emissions intensive sectors in 2021<br>• Set targets for segments in our top four highest emissions intensive sectors |
| **Annually publish** absolute emissions and/or emissions intensity and progress against a board reviewed transition strategy setting out proposed actions and climate-related sectoral policies | • Track financed emissions and disclose progress against 2030 targets as part of regular reporting process<br>• Climate plans approved by Board<br>• Disclose transition plan within 12 months of setting targets<br>• Continue work to operationalise targets and finalise integration into internal processes |
| **Take a considered approach** to the role of offsets to supplement decarbonisation in line with climate science. Offsets should always be additional and certified | • Review use of carbon offsets for targets as appropriate and as guidance on the role of carbon offsets evolves |

1 Details of the NZBA can be found https://www.unepfi.org/net-zero-banking/. 2 We set net-zero lending targets using our total committed exposure (TCE). TCE represents the maximum amount of credit exposure that Westpac has committed to provide to a customer, both on and off balance sheet. For the purposes of setting net-zero targets, this TCE definition excludes secondary market trading or underwriting committed credit exposures.

31 Westpac Market Update - July 2022

Westpac GROUP

Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2022 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2022 available at www.westpac.com.au for details of the basis of preparation of cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, ‘indicative’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2022 Interim Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2022 available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, we assume no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. 32 Westpac Market Update - July 2022